Exhibit 5.1

December 22, 2022

White River Energy Corp

609 W/ Dickson St., Suite 102 G

Fayetteville, AR, 72701

Attention: Jay Puchir

Chief Executive Officer

Re: Registration Statement on Form S-1

Dear Mr. Puchir:

We have acted as counsel to White River Energy Corp, a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-268707) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) on the date hereof. The Registration Statement relates to (i) the distribution by Ecoark Holdings, Inc. (“Ecoark”) of 42,253,521 shares of the Company’s common stock, par value $0.0001 per share, issuable to Ecoark upon conversion of the 1,200 shares of the Company’s Series A Convertible Preferred Stock (the “Series A”) held by Ecoark, on a pro rata basis to Ecoark’s stockholders, comprised of holders of Ecoark’s outstanding common stock and convertible preferred stock on an as-converted basis (subject to beneficial ownership limitations) (the “Spin-Off Shares”); and (ii) the offer and sale, from time-to-time by the Selling Stockholders identified in the Registration Statement, of (A) up to 14,270,447 shares of common stock (the “PIPE Shares”), which consists of up to 4,756,819 shares of common issuable upon conversion of outstanding shares of the Company’s Series C Convertible Preferred Stock held by the Selling Stockholders (the “Series C”), and up to 9,513,818 shares of common stock issuable upon the exercise of Warrants to purchase common stock held by the Selling Stockholders (the “Warrants,” and together with the PIPE Shares, collectively, the “PIPE Securities”), and/or (B) the up to 9,513,818 Warrants themselves. The Spin-Off Shares and the PIPE Securities are collectively referred to herein as the “Securities.” The shares of Series A were issued to Ecoark, and the Series C and Warrants were issued to the Selling Stockholders, as applicable, as described in the Registration Statement in private placement transactions exempt from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion, including, but not limited to, (i) the Registration Statement, as amended, (ii) the Company’s Certificate of Incorporation and Bylaws, as amended, (iii) the Certificate of Designation of Preferences, Rights and Limitations of the Series A, as amended, (iv) the Certificate of Designation of Preferences, Rights and Limitations of the Series C, (v) the form of Share Exchange Agreement pursuant to which the Series A was issued to Ecoark, (vi) the form of Securities Purchase Agreement and exhibits thereto pursuant to which the Series C and Warrants were issued to the Selling Stockholders, (vii) certain resolutions of the Board of Directors of the Company, and (vii) the forms of Warrant, together with such other corporate documents and records as we deemed appropriate for purposes of the opinions set forth herein.

White River Energy Corp December 22, 2022 Page 2

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authenticity of the originals of all documents submitted to us as copies.

We have also assumed that (i) the Registration Statement and any amendments thereto will have become effective and comply with all applicable laws and no stop order suspending the effectiveness of the Registration Statement will have been issued and remain in effect, in each case, at the time the Shares are offered and sold as contemplated by the Registration Statement, (ii) all shares of common stock to be issued upon conversion of the Series A and the Series C (without the payment of any consideration) and exercise of the Warrants and that if any of the Warrants are exercised, (a) they are exercised for cash, or (b) if they are exercised cashlessly, no consideration has been paid other than surrender of the Warrants, and (iii) any conversion of the Series A or the Series C or exercise of a Warrant is otherwise made in accordance with the terms thereof.

Based on the foregoing, we are of the opinion that the Securities, as and when issued in accordance with the terms of the Series A, Series C and Warrants, as applicable, and for the consideration set forth therein, as applicable, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to Chapter 78 of the Nevada Revised Statutes as currently in effect, and we express no opinion as to the effect of any other law of the State of Nevada or the laws of any other jurisdiction.

This opinion is effective as of the date hereof and will remain in effect as of the effectiveness date of the Registration Statement and through the issuances and sales of the Securities thereunder.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Nason, Yeager, Gerson, Harris & Fumero, P.A.